SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant To Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant ( )

Filed by a Party other than the Registrant  (X)

Check appropriate box:

( )  Preliminary Proxy Statement
( ) Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            POOL ENERGY SERVICES CO.
                (Name of registrant as specified in its charter)


                             NABORS INDUSTRIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required.

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

( )  Fee paid previously with preliminary materials:

     ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement no.:
     (3)  Filing Party:
     (4)  Date Filed:

[LOGO]                [NABORS INDUSTRIES, INC. LETTERHEAD]

                                                     December 10, 1998

To the Shareholders of
Pool Energy Services Co.:

          In October 1998, Nabors Industries, Inc. ("Nabors") sent two letters to Pool Energy Services Co. ("Pool"), proposing a business combination of the two companies. In a letter dated October 12, 1998, sent to the Board of Directors of Pool (the "Pool Board"), Nabors proposed an offer of $12.50 for each share of Pool common stock, a premium of 77% over the closing price of Pool common stock on October 9, 1998, the last day of trading prior to Nabors' offer. Importantly, this offer also represented a 40% premium to the unaffected average Pool stock price of $8.93 per share for the 60 trading days prior to October 9, 1998. In a letter sent to the Pool Board on October 28, 1998, and subsequently made public by a press release, Nabors proposed a merger (the "Merger Proposal") of the two companies in which Pool's shareholders would receive 0.481 shares of Nabors common stock and $6.125 in cash for each share of Pool common stock. This offer implied a value of $14.72 per share of Pool common stock based on Nabors' closing stock price on October 27, 1998. In addition, Nabors stated that it would consider offering a higher price if the Pool Board was able to demonstrate value that was not apparent from publicly available information. The Pool Board rejected Nabors' proposed business combination unanimously and unequivocally, and despite Nabors' repeated attempts to meet with Pool's management over the eight week period since October 12, 1998, Pool and its representatives have been unable to meet, or to set a date to meet, with Nabors and its representatives.

          Nabors continues to believe that a business combination between the two companies makes eminent business sense and is in the best interests of Pool and its shareholders. Nabors believes that a combination of the two companies will maximize the long-term value to be realized by Pool's shareholders based on the following:

          o The Merger Proposal would provide each shareholder with the benefit of a premium to Pool's current stock price and an ongoing participation in the equity upside in the combined company. Nabors' offer of 0.481 Nabors shares and cash of $6.125 per Pool share represented a significant premium of 77% to Pool's stock price of $7.06 on October 9, 1998, the last day of trading prior to Nabors' offer. Importantly, the Merger Proposal also represented a 40% premium to the unaffected average Pool stock price of $8.93 per share for the 60 trading days prior to October 9, 1998.

          o Pool's stock price declined 34% from its closing price of $10.75 on the date of its initial public offering on April 17, 1990, to a closing price of $7.06 on October 9, 1998, the last trading day prior to Nabors' offer. During the same period, Nabors' stock price increased 212% from $4.25 to $13.25. Indeed, Pool's stock price performance since the implementation of Pool's strategic plan through October 9, 1998, has been lackluster compared to the industry. From June 6, 1994-the day Nabors announced its ownership of 6.4% of the then outstanding Pool shares-Pool's then stock price of $9.13 actually decreased 23% to $7.06 on October 9, 1998, while the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%.

          o Nabors believes the combined company will offer increased shareholder liquidity and enjoy increased exposure in the investment community compared to Pool on a stand-alone basis.

          o Nabors believes the combined company will have greater ability to weather a down-turn in business activity than Pool on a stand-alone basis as a result of its larger market capitalization and more diversified asset base and geographic scope.

          Nabors is committed to affording Pool shareholders, the true owners of Pool, a meaningful opportunity to consider the Merger Proposal as well as any other potential business combinations with higher value than the Merger Proposal which may result from productive negotiations between Nabors and Pool. Nabors believes, however, that a negotiated transaction remains the best method to realize the significant benefits of such a business combination.

          TO THIS END, NABORS, TOGETHER WITH ITS WHOLLY OWNED SUBSIDIARY, NABORS ALASKA DRILLING, INC., HAS CALLED A SPECIAL MEETING OF SHAREHOLDERS (THE "SPECIAL MEETING") TO BE HELD AT THE OFFICES OF POOL, 10375 RICHMOND AVENUE, HOUSTON, TEXAS 77042, ON JANUARY 12, 1999 AT 9:30 A.M., LOCAL TIME.

          o At the Special Meeting, Nabors and its subsidiary will propose that the shareholders consider and adopt a non-binding resolution (the "NABORS RESOLUTION") recommending that the Pool Board arrange for the sale of Pool and take all necessary actions to effect such sale, including, among other things, entering into merger negotiations with Nabors and any other qualified bidder offering a higher price per share than Nabors.

          o In rejecting the Merger Proposal, Pool cited its determination to pursue its strategic plan adopted in 1994. However, during the period between June 6, 1994 and October 9, 1998, the last day of trading prior to Nabors' offer, the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%, while Pool's stock price decreased by 23%.

          o The Pool Board, which owns less than 0.3% (excluding options) of the outstanding common stock of Pool, is depriving you of the opportunity to even consider the Merger Proposal. The NABORS RESOLUTION is your opportunity to tell the Pool Board that the true owners of Pool believe the Merger Proposal is a superior alternative to continued adherence to the underperforming strategic plan.

          By signing and returning the enclosed BLUE proxy card and voting FOR the adoption of the non-binding NABORS RESOLUTION, you will be sending a strong message to the Pool Board that it must entertain all good faith proposals that may maximize shareholder value, including the Merger Proposal. A vote FOR the adoption of the NABORS RESOLUTION will offer you-the owners of Pool-the best opportunity to decide what is in the best interests of your company.

          The enclosed Notice of Special Meeting and Proxy Statement contain important information concerning the Special Meeting and the Merger Proposal. PLEASE READ THEM CAREFULLY. YOUR VOTE AND PROMPT ACTION ARE IMPORTANT. I URGE YOU TO GRANT YOUR PROXY BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE.

                                        Sincerely,

                                        /s/ Eugene M. Isenberg
                                        ----------------------
                                        Eugene M. Isenberg
                                        Chairman of the Board and
                                        Chief Executive Officer

                                    IMPORTANT

          If your Shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. If your Shares are held in "Street-Name" only your broker or bank can vote your Shares and only upon receipt of your specific instructions. Please return the enclosed BLUE proxy card to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf.

          Only shareholders of record on December 10, 1998 are entitled to vote at the Special Meeting.

          We urge you not to sign any proxy card you may receive from Pool.

          If you have any questions or require any assistance in voting your Shares, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: (888) 750-5834

                Bankers and Brokers Call Collect: (212) 750-5833

                            POOL ENERGY SERVICES CO.
                              10375 RICHMOND AVENUE
                              HOUSTON, TEXAS 77042

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 12, 1999
                             9:30 A.M. (LOCAL TIME)

                           ---------------------------


                                                       December 10, 1998


TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:

     A Special Meeting of Shareholders (the "Special Meeting") of Pool Energy Services Co. (the "Company") will be held at the offices of the Company, 10375 Richmond Avenue, Houston, Texas 77042, on January 12, 1999 at 9:30 a.m. local time, for the following purposes:

          1. To consider a non-binding resolution of the shareholders of the Company strongly recommending that the Board of Directors of the Company arrange for the sale of the Company and take all necessary actions to effect such sale, including, without limitation, (i) entering into good faith merger negotiations with Nabors Industries, Inc. ("Nabors") and any other qualified bidder for the Company offering a higher price per share than Nabors,
               (ii) redeeming the common stock purchase rights of the Company granted pursuant to the Rights Agreement, dated as of June 7, 1994, between the Company and the First National Bank of Boston and (iii) taking all actions to approve the sale of the Company under the Texas Business Corporation Act (the "TBCA"), including, without limitation, Article 13.03 of the TBCA; it being understood that this resolution is admonitory only and that the Board of Directors of the Company must exercise its business judgment in fulfillment of its fiduciary duties to the shareholders of the Company.

          2. To transact such other business as may properly come before the Special Meeting.

     The Special Meeting has been called at the direction of the undersigned shareholders, beneficial owners of not less than 10% of the shares entitled to vote at the Special Meeting, with the knowledge and consent of Cede & Co., the record holder of such shares, pursuant to Article 2.24C of the TBCA and Article II, Section 3 of the Company's Bylaws.


                                        NABORS INDUSTRIES, INC.


                                        By:  /s/ Eugene M. Isenberg
                                             -----------------------------
                                             Name:     Eugene M. Isenberg
                                             Title:    Chairman and Chief
                                                         Executive Officer


                                        NABORS ALASKA DRILLING, INC.


                                        By:  /s/ Daniel McLachlin
                                             -----------------------------
                                             Name:     Daniel McLachlin
                                             Title:    Assistant Secretary

             ------------------------------------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                            POOL ENERGY SERVICES CO.
                         TO BE HELD ON JANUARY 12, 1999

             ------------------------------------------------------

                                 PROXY STATEMENT
                                       OF
                             NABORS INDUSTRIES, INC.
                              515 WEST GREENS ROAD
                                   SUITE 1200
                              HOUSTON, TEXAS 77067

             ------------------------------------------------------

               PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED
                    BLUE PROXY CARD IN THE ENCLOSED ENVELOPE

             ------------------------------------------------------

     This proxy statement (the "Proxy Statement") and the accompanying BLUE proxy card are being furnished to shareholders of Pool Energy Services Co. (the "Company"), a Texas corporation, by Nabors Industries, Inc. ("Nabors"), a Delaware corporation, in connection with the solicitation of proxies from shareholders of the Company by Nabors to be used at the Special Meeting of Shareholders of the Company (the "Special Meeting"), scheduled to be held at the offices of the Company, 10375 Richmond Avenue, Houston, Texas 77042, on January 12, 1999 at 9:30 a.m. (local time), and at any and all adjournments, postponements or reschedulings thereof. The Special Meeting has been called by shareholders of the Company owning approximately 10.50% in the aggregate of the outstanding shares of common stock, no par value per share, of the Company (the "Shares"). The purpose of the Special Meeting is to consider and vote on a non-binding resolution (the "Nabors Resolution") of the shareholders strongly recommending that the Board of Directors of the Company (the "Company Board") arrange for the sale of the Company and take all necessary actions to effect such sale, including, among other things, entering into merger negotiations with Nabors and any other qualified bidder for the Company offering a higher price per Share than Nabors.

     On October 12, 1998, and again on October 28, 1998, Nabors sent a letter to the Company proposing a negotiated business combination in which Nabors would acquire the Company for a combination of cash and common stock, par value $0.10 per share, of Nabors (the "Nabors Common Stock"). In the letter of October 28, 1998, Nabors proposed a merger transaction (the "Merger Proposal") in which each shareholder of the Company would receive 0.481 shares of Nabors Common Stock and $6.125 in cash for each Share. The consideration offered in the Merger Proposal implied a value of $14.72 per Share based on Nabors' closing stock price on October 27, 1998. The Merger Proposal consideration represented a 77% premium over the Company's closing stock price on October 9, 1998, the last day of trading prior to the letter of October 12, 1998. In addition, Nabors indicated that the Merger Proposal was based on publicly available information and if the Company could demonstrate additional value, Nabors would consider offering a higher price per Share. Despite this attractive premium and Nabors' willingness to negotiate a higher price, the Company Board rejected the Merger Proposal after reviewing it for only two days and stated it was not interested in pursuing discussions related to a business combination with Nabors. The Company has not met, nor set a date to meet, with Nabors to discuss the Merger Proposal or other business combination involving the two companies during the eight week period since October 12, 1998, the date of Nabors' first offer.

     The purpose of this proxy solicitation by Nabors is to facilitate a negotiated business combination between Nabors and the Company and to afford shareholders of the Company the opportunity to communicate to the Company Board that good faith offers to acquire the Company, like that made by Nabors, should be entertained in an effort to maximize shareholder value. Nabors continues to believe that good faith negotiations are the best method to produce a mutually beneficial transaction. Nabors believes that the Company Board, which owns in the aggregate less than 0.3% (excluding options) of the outstanding Shares (based on publicly available information), should not deprive the Company's shareholders of the opportunity to consider the Merger Proposal or any other bona fide merger proposals and to decide for themselves what is in the best interests of the Company and its shareholders.

     AT THE SPECIAL MEETING, NABORS INTENDS TO PROPOSE THAT THE SHAREHOLDERS OF THE COMPANY ADOPT THE NABORS RESOLUTION.

     The Nabors Resolution is a non-binding shareholder resolution strongly recommending that the Company Board arrange for the sale of the Company and take all necessary actions to effect such sale, including, among other things, entering into merger negotiations with Nabors or any qualified bidder for the Company offering a higher price per Share than Nabors. By voting for the adoption of the Nabors Resolution, shareholders of the Company can send a strong message that the Company Board should explore and evaluate all bona fide offers and acquisition proposals, including the Merger Proposal. While the Nabors

Resolution will not affirmatively require the Company Board to take any action, by voting for the adoption of the Nabors Resolution, you can let your directors know that there is simply no justification for refusing to discuss a significant opportunity to maximize Pool shareholder value.

     THIS SOLICITATION IS BEING MADE BY NABORS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                ---------------

     This Proxy Statement and the BLUE proxy card are first being furnished to shareholders of the Company on or about December 10, 1998. The principal executive offices of the Company are located at 10375 Richmond Avenue, Houston, Texas 77042.

     The record date for determining shareholders entitled to notice of and to vote at the Special Meeting is December 10, 1998 (the "Special Meeting Record Date"). Shareholders of record at the close of business on the Special Meeting Record Date will be entitled to one vote at the Special Meeting for each Share held on the Special Meeting Record Date. According to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, there were as of such date 21,043,898 Shares issued and outstanding. A majority of the outstanding Shares present in person or by proxy shall constitute a quorum to transact business at the Special Meeting and the affirmative vote of a majority of the Shares present in person or by proxy will be required to approve the Nabors Resolution. Nabors and its subsidiary, Nabors Alaska Drilling, Inc., hold an aggregate of 2,209,500 Shares, which represents approximately 10.50% of the outstanding Shares based on publicly available information. Nabors intends to vote such Shares in favor of the Nabors Resolution.

     THE NABORS RESOLUTION IS DESIGNED TO ENHANCE THE LIKELIHOOD THAT ACQUISITION PROPOSALS, INCLUDING THE MERGER PROPOSAL, WILL BE FULLY EXAMINED BY THE COMPANY BOARD. A VOTE IN FAVOR OF THE NABORS RESOLUTION WILL BE AN IMPORTANT STEP IN FACILITATING A NEGOTIATED TRANSACTION BETWEEN NABORS AND THE COMPANY. IF YOU BELIEVE THE SAME, PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD.

                                    IMPORTANT

          If your Shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. If your Shares are held in "Street-Name" only your broker or bank can vote your Shares and only upon receipt of your specific instructions. Please return the enclosed BLUE proxy card to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf.

          Only shareholders of record on December 10, 1998 are entitled to vote at the Special Meeting.

          We urge you not to sign any proxy card you may receive from Pool.

          If you have any questions or require any assistance in voting your Shares, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: (888) 750-5834

                Bankers and Brokers Call Collect: (212) 750-5833

                          BACKGROUND AND RECENT EVENTS

     Nabors, through subsidiaries, originally began acquiring Shares in late 1993 in order to obtain an equity position in the Company.

     On September 13, 1993, Eugene M. Isenberg, Anthony G. Petrello and Warren Berman, directors of Nabors, had dinner with James T. Jongebloed and Ernest J. Spillard, both executive officers of the Company. The purpose of the meeting was to enable the executives to become better acquainted and to introduce Mr. Petrello to Messrs. Jongebloed and Spillard. Nabors' representatives expressed an interest in pursuing joint purchasing or other arrangements that could be of mutual benefit. No specific proposals were discussed and no specific further actions decided upon. During April 1994, Mr. Isenberg telephoned Mr. Jongebloed to inquire whether he had any interest in meeting to examine alternatives of working together for the mutual benefit of each company's shareholders. No further discussions took place at that time.

     Nabors continued to purchase Shares and filed a Schedule 13D with the Securities and Exchange Commission on May 26, 1994, reporting that Nabors then held 867,500 Shares (then constituting 6.4% of the outstanding Shares). Shortly thereafter, in June 1994, the Company adopted a number of anti-takeover tactics, including, but not limited to, the adoption of a shareholder rights agreement or "poison pill." The Company also announced that it had adopted a new strategic plan (the "Strategic Plan").

     In the summer of 1994, Mr. Isenberg, Mr. Petrello and Mr. Christopher Papouras of Nabors met with Mr. Jongebloed and the Company's investment advisors to discuss whether the Company had any interest in pursuing a merger, joint venture or other combination in which Nabors and the Company could jointly improve profitability via improved asset utilization, reducing capital expenditures or reducing operating expenses. Mr. Jongebloed indicated that the Company was not interested in pursuing any potential opportunities with Nabors and that the Company was planning to implement the newly-adopted Strategic Plan.

     In light of the opposition of the Company's management, Nabors decided to retain a substantial investment in the Company and to see whether the Company's management could realize the potential values for the Company's shareholders that had initially attracted Nabors as an investor and potential partner. In July 1996, the Company issued an additional 4,600,000 Shares and, as a result, Nabors' ownership of Shares dropped below 5%. Subsequently, in February 1997, Nabors filed a final amendment to its original Schedule 13D filing, noting that Nabors no longer was subject to the reporting requirements of that form. However, since 1994, Nabors has continuously owned at least 867,500 Shares.

     In the summer of 1998, through intermediaries, Nabors again approached the Company regarding the potential benefits of a combination of the two companies. The Company's representatives reported that the Company's management was not at that time open to pursuing discussions.

     On October 12, 1998, Mr. Isenberg sent the following letter to the Company Board (the "October 12th Letter"):

                                                  October 12, 1998

     CONFIDENTIAL
     ------------

     The Board of Directors of
     Pool Energy Services Co.
     10375 Richmond Avenue
     Houston, Texas  77042

     Dear Mr. Jongebloed:

     We recently raised with your outside advisor the potential benefits to our respective stockholders, employees and customers of a combination of our two companies. While you have informed us that you believe now is not an appropriate time for a combination, we believe that the current environment causes the combination to make eminent business sense for both companies.

     The strategic direction of both Pool and Nabors is complementary. Each company operates drilling and workover platform rigs in the Gulf of Mexico and internationally as well as land drilling operations in Alaska and internationally, including Saudi Arabia. A combination of the two companies can lead to economies of scale that offer the prospect of significant purchasing, operating and other efficiencies. Nabors' offshore presence would also offer significant opportunities for marketing Pool's Sea Mar Fleet.

     In times of uncertainty, stockholders, employees and customers will benefit from a larger, stronger and better-capitalized company. I think most industry observers would also agree with this premise. For this reason, we propose putting our two companies together and believe that such a combination is in the best interest of the stockholders of both companies.

     We would like to submit to your Board a merger proposal under which Nabors would acquire all of the outstanding shares of Pool at a price of $12.50 per share. This consideration would be payable at least 51% in stock (to preserve tax free treatment) and the remainder in cash. This structure offers those stockholders interested in retaining a long-term position the prospect of participating in future upside prospects that are materially enhanced as a result of the transaction and of growth with the benefit of an over 50 percent premium. At the same time, stockholders electing cash will recognize an immediate substantial premium over current market.

     Your management team has clearly been a major contributor to the Company's success. We believe that there will be continuing roles for key management that will offer greater responsibilities and increased opportunities in the context of a substantially larger company.

     While we know your business well, our proposal is based on public information. If you can demonstrate additional value, we would consider offering a higher price.

     Nabors' Board of Directors has unanimously approved our proposal. Our financial advisors and bank lenders have assured us that financing is available to meet all transaction requirements. Our legal advisors and we have also carefully studied any potential antitrust issues raised by a combination of our two companies, and we are confident that any necessary approvals for the transaction can be obtained without any undue delay. Our proposal is of course subject to negotiation of a definitive merger agreement containing customary terms and conditions. We are prepared to immediately commence negotiating a definitive acquisition agreement between our companies and to consummate the agreement in an expeditious manner.

     My intent in sending this letter is to provide you with information about our contemplated proposal and to express our desire to work together with you to structure a transaction acceptable to your Board. We do not believe this letter requires you to make any public disclosure and we do not intend to make it public at this time. We would hope that at this point you would be prepared immediately to commence discussions on a confidential basis between us.

     We would like to meet with you and your representatives to discuss our proposal and to answer any questions that you may have. Please contact my office (281-775- 8077) to let me know when we can get together. We would appreciate receiving your views as to our contemplated proposal no later than October 23, 1998.

                                        Sincerely,

                                        /s/ Eugene M. Isenberg
                                        ----------------------
                                        Eugene M. Isenberg
                                        Chairman and Chief Executive Officer

     On October 26, 1998, Mr. Jongebloed sent the following letter to Mr. Isenberg (the "October 26th Letter"):

                                                  October 26, 1998

     CONFIDENTIAL
     ------------

     Mr. Eugene M. Isenberg
     Chairman and Chief Executive Officer
     Nabors Industries, Inc.
     515 West Greens Road, Suite 1200
     Houston, Texas 77067-4525

     Dear Mr. Isenberg:

     My fellow directors and I have carefully considered your October 12, 1998 letter, and I have been instructed by our Board to tell you that we are not interested in pursuing the discussions with your company suggested in that letter. We want you to know that this decision is unanimous and unequivocal.

     As you may know, our Company is committed to the implementation of its own strategic plan, which is designed to capitalize on opportunities for the Company and to increase shareholder values over the long term. We believe the results of these efforts to date have been impressive. But for the current unexpected downturn in our industry, which is the worst in many years, we believe our stock price would better reflect the efforts and achievements of our Board and management.

     We regard your letter as an expression of confidence in our Company, and we are happy that you share our views concerning our Company's excellent prospects.

     You and your company have our best wishes.


                                        Yours very truly,

                                        /s/ J.T. Jongebloed
                                        -------------------
                                        J.T. Jongebloed

     Following the receipt of the October 26th Letter and the Company's rejection of Nabors' proposal, Nabors consulted with its financial and legal advisors and determined that it would continue to correspond with the Company concerning a potential business combination between the Company and Nabors. On October 28, 1998, Nabors sent the following letter to the Company (the "October 28th Letter"):

     October 28, 1998

     CONFIDENTIAL
     ------------

     The Board of Directors of
     Pool Energy Services Co.
     10375 Richmond Avenue
     Houston, Texas  77042

     Dear Mr. Jongebloed:

     On October 12, 1998, I wrote to you proposing a combination of Nabors and Pool in which Nabors would acquire all of the outstanding shares of Pool for consideration consisting of 51% Nabors stock and 49% cash, with an implied value at that date of $12.50 per Pool share. This offer represented a 77% premium to Pool's closing stock price of $7.06 per share on October 9, 1998, the last trading day prior to our proposal. On October 26, 1998, we received a letter from you stating that Pool was not interested in pursuing discussions with Nabors. In view of the superior value inherent in our proposal, we were surprised that your Board of Directors could have concluded unanimously and unequivocally not to discuss our proposal. Had our proposal been accepted on October 12, your shareholders would have received consideration with a blended value today of $14.72 based on the ratios implied by our offer price of $12.50 and Nabors' closing price on October 9 of $13.25. We continue to believe that a business combination based on these values is in the best interests of Pool and its shareholders.

     In your letter, you refer to Pool's commitment to the implementation of its own strategic plan, which is designed to increase shareholder value over the long-term. We are convinced that this plan cannot outperform the benefits of a combination of Pool and Nabors given the high fragmentation of our industry, the economies of scale which will be realized through the combination and the enhanced capital structure of the combined entities. As a result, we believe that a combination of our companies will maximize the long-term value to be realized by your shareholders.

     Given the strong benefits of a combination of Pool and Nabors, we encourage you to reevaluate our proposal to enter into a merger in which Nabors would acquire all of the outstanding shares of Pool for consideration equal to 0.481 Nabors shares and $6.125 in cash for each outstanding Pool share. As stated above, this offer implies a value of $14.72 per Pool share based on Nabors' closing stock price on October 27, 1998. In addition, as we indicated in our letter of October 12, our proposal is based on public information and, if you can demonstrate additional value, we would consider offering a higher price.

     We are hopeful that Pool's management and Board of Directors want to act in the best interests of the company's shareholders. We also firmly believe that your shareholders would welcome our proposal, and we are committed to affording them the opportunity to do so. Based on the unusually high trading volume in Pool's shares subsequent to our October 12 letter, it is in both our interests to discuss this matter quickly. I will call you tomorrow to discuss our proposal.


     Sincerely,

     /s/ Eugene M. Isenberg
     ----------------------
     Eugene M. Isenberg
     Chairman and Chief Executive Officer

     On October 30, 1998, Nabors issued a press release setting forth the text of the October 28th Letter and announcing the Merger Proposal. The press release also disclosed Nabors' proposal contained in the October 12th Letter and the Company's rejection of that proposal by the October 26th Letter.

     On October 30, 1998, the Company sent the following letter to Nabors (the "October 30th Letter"):

                                                  October 30, 1998

     Mr. Eugene M. Isenberg
     Chairman and Chief Executive Officer
     Nabors Industries, Inc.
     515 West Greens Road, Suite 1200
     Houston, Texas 77067-4525

     Dear  Mr. Isenberg:

          As I told you in my October 26 letter to you, our Board of Directors carefully considered your October 12, 1998 letter and instructed me to tell you that we are not interested in pursuing the discussions with your company suggested in that letter. As I also said, this decision was unanimous and unequivocal.

          As you know, our Company is committed to the implementation of its own strategic plan, which is designed to capitalize on opportunities for the Company and to increase shareholder values over the long term. We believe the results of these efforts to date have been impressive. But for the current unexpected downturn in our industry, which is the worst in many years, we believe our stock price would better reflect the efforts and achievements of our Board and management.

          It is not surprising that you share our views concerning our Company's excellent prospects, but our shareholders - not yours - should be the beneficiaries of our efforts as our industry recovers. It would not be prudent or responsible for our Board to let others reap the benefits that rightly belong to our shareholders.

                                                  Yours very truly,

                                                  /s/ J.T. Jongebloed
                                                  -------------------
                                                  J.T. Jongebloed

     Following receipt of the October 30th Letter, Nabors continued to meet with its financial and legal advisors. The result of such meetings was the decision to continue to pursue a business combination with the Company.

     From November 3, 1998 through November 12, 1998, Nabors Alaska Drilling, Inc, a wholly owned subsidiary of Nabors ("Nabors Alaska"), purchased 1,089,000 Shares in open market transactions on the NASDAQ National Market System. On November 13, 1998, Nabors and its subsidiaries filed a Schedule 13D disclosing such purchases. From November 13, 1998 through November 20, 1998, Nabors Alaska purchased 98,000 additional Shares in open market transactions on the NASDAQ National Market System.

     On November 23, 1998, ARRH, Inc., a Delaware corporation and a wholly owned subsidiary of Nabors Alaska, was merged with and into Nabors Alaska, with Nabors Alaska being the surviving corporation. As a result of such merger Nabors Alaska and Nabors together beneficially own 2,209,500 Shares and filed an amendment to their Schedule 13D disclosing such beneficial ownership.

     Despite Nabors' repeated attempts to meet with Pool's management over the eight week period since October 12, 1998, Pool and its representatives have been unable to meet, or to set a date to meet, with Nabors and its representatives.

              ARE THE COMPANY BOARD'S ACTIONS IN THE BEST INTERESTS
                              OF THE SHAREHOLDERS?

     Nabors has on two separate occasions proposed a merger transaction that would have given the Company's shareholders a substantial premium and an opportunity to become a shareholder of a stronger combined company. In addition, as a part of each proposal, Nabors has offered to consider a higher price if the Company could demonstrate additional value. The Company Board has deprived shareholders of the opportunity to realize such premiums by declining promptly to meet with Nabors, despite Nabors' repeated offers to negotiate such a transaction and the price per Share. Nabors believes that the Company Board, which owns in the aggregate less than 0.3% (excluding options) of the outstanding Shares based on publicly available information, should not deprive the Company's shareholders of the opportunity to consider the Merger Proposal or any other bona fide merger proposals and decide for themselves what is in the best interests of their Company.

     In its rejection of the Merger Proposal, the Company cited its determination to pursue the Strategic Plan implemented in 1994, as an alternative to the benefits of the Merger Proposal. However, during the period between June 6, 1994 and October 9, 1998, the last day of trading prior to the Merger Proposal, the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%, while the Company's stock price decreased 23%. Nabors believes such disparities mandate that the Company Board look for opportunities to maximize shareholder value beyond the Strategic Plan, a plan that has produced minimal results since its implementation four years ago.

     Nabors communicated the Merger Proposal in the October 28th Letter, which the Company Board rejected by the October 30th Letter. The Company Board stated in such letter that it had "unanimously and unequivocally" rejected the Merger

Proposal after a mere two days consideration, without any discussions with Nabors. Nabors believes that the Company Board, with its minimal financial interest in the Company, should not deprive the true owners of the Company of the significant benefits of the Merger Proposal after only a cursory review of the merits of the Merger Proposal.

     Absent the willingness of the Company Board to negotiate a business combination with Nabors, there are a number of obstacles to consummation of such a transaction, including the Company's "poison pill" shareholder rights agreement and certain provisions of the Texas Business Corporation Act (the "TBCA") restricting business combinations not approved by the Company Board. The Nabors Resolution requests that the Company Board take all actions to approve the sale of the Company under the TBCA, including, without limitation, Article
13.03 of the TBCA, which generally restricts business combinations between Texas corporations and their shareholders who beneficially own 20% or more of the outstanding voting shares unless such transactions are approved by the board of directors. In addition, the Nabors Resolution requests the Company Board redeem the "poison pill" common stock purchase rights currently outstanding. Nabors believes that the redemption of such rights would permit shareholders who desire to do so to accept offers to acquire their Shares which they found attractive, including pursuant to the Merger Proposal, notwithstanding the fact that the Company Board may consider such offers to be inadequate. Nabors believes that
Article 13.03 and the common stock purchase rights are designed to afford the Company Board considerable leverage to prohibit acquisitions of the Company without its approval. Accordingly, the actions contemplated by the Nabors Resolution, including approving the sale of the Company under Article 13.03 of the TBCA and redeeming the common stock purchase rights, could reduce the Company Board's leverage in negotiating a final transaction.

     The Company has apparently employed the "Just Say No" defense which is preventing the shareholders from deciding what is in their best interests. Nabors believes that the Company's adherence to the four year-old Strategic Plan, a plan that has delivered results that lag far behind the rest of the oil well services and equipment industry and Nabors' growth over the same period, is not a sufficient justification for rejecting the Merger Proposal and refusing to explore a transaction with Nabors. Nabors believes that the decision to adhere to the Strategic Plan or to enter into a transaction with Nabors is one which should be made by the shareholders and one which can only be made after meaningful discussions between Nabors and the Company.

     THE COMPANY HAS UNILATERALLY CHOSEN THE STRATEGIC PLAN FOR YOU. THE EFFECT OF THE COMPANY BOARD'S ACTIONS IS TO PREVENT YOU FROM HAVING THE OPPORTUNITY TO CONSIDER OTHER ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE. NABORS BELIEVES THAT MEANINGFUL CONSIDERATION OF ALL BONA FIDE ALTERNATIVES, PROPOSALS AND OFFERS IS IN THE BEST INTERESTS OF THE SHAREHOLDERS AND THE COMPANY. THE COMPANY BOARD

BELIEVES THAT THE STRATEGIC PLAN IS THE ONLY ALTERNATIVE AFTER REVIEWING THE MERGER PROPOSAL FOR ONLY TWO DAYS. YOU ARE ENTITLED TO ASK YOURSELF, "WHY WON'T THE COMPANY BOARD LET THE OWNERS OF THE COMPANY CONSIDER ALTERNATIVES TO THE STRATEGIC PLAN?"

                             ACTIONS YOU SHOULD TAKE

     The Company Board has to date declined to discuss a business combination that would result in significant benefits to all parties, including the Company's shareholders. Despite such refusal, Nabors continues to believe that a negotiated transaction is the best way to realize such benefits. Accordingly, Nabors proposes that the shareholders approve the Nabors Resolution and let the Company Board know that shareholders believe that the Company Board should explore the sale of the Company to Nabors or any other qualified bidder offering a higher price per Share as a viable alternative to the Strategic Plan. The Nabors Resolution is a non-binding, precatory resolution that will not require the Company Board to take any action. However, the Nabors Resolution will send a strong message to the Company Board that the shareholders, the owners of the Company, do not agree with the Company Board's adherence to the Strategic Plan when the Company has been presented with a very attractive alternative, the Merger Proposal.

     If, like us, you believe the shareholders should have the opportunity to decide the future of our company and that the Company has no justification for refusing to meet with Nabors to explore a business combination, we urge you to vote your BLUE proxy card FOR the Nabors Resolution. The Nabors Resolution will let the Company Board know that the decision to adhere to the Strategic Plan or enter into a business combination with Nabors is ultimately for the shareholders and not for the Company Board alone. The Nabors Resolution will remind the Company Board that they need to consider all proposals to maximize shareholder value, not simply the Strategic Plan which has, thus far, failed to deliver such value.

                                  THE PROPOSAL

     THE NABORS RESOLUTION.

     At the Special Meeting, Nabors proposes that the shareholders of the Company adopt the following resolution:

               RESOLVED, that the shareholders of Pool Energy Services Co. (the "Company") strongly recommend that the Board of Directors of the Company arrange for the sale of the Company and take all necessary actions to effect such sale, including, without limitation, (i) entering into good faith merger negotiations with Nabors Industries, Inc. ("Nabors") and any other qualified bidder for the Company offering a higher price per share of Company common stock than Nabors,
          (ii) redeeming the common stock purchase rights of the Company granted pursuant to the Rights Agreement, dated as of June 7, 1994, between the Company and the First National Bank of Boston and (iii) taking all actions to approve the sale of the Company under the Texas Business Corporation Act (the "TBCA"), including, without limitation, Article
          13.03 of the TBCA; it being understood that this resolution is admonitory only and that the Board of Directors of the Company must exercise its business judgment in fulfillment of its fiduciary duties to the shareholders of the Company.

     REASONS FOR THE NABORS RESOLUTION.

     The Company has twice rejected concrete offers to enter into a merger transaction with Nabors. Most recently, in the October 30th Letter, the Company Board, after only two days review, rejected the Merger Proposal. Despite Nabors' willingness to meet with the Company and possibly offer a higher price, the Company has to date declined to discuss a potential business combination. Nabors believes that the Merger Proposal or any other negotiated transaction between the Company and Nabors will provide significant benefits to the Company's shareholders. Nabors believes that there is no justification for the Company Board's refusal to examine potential transactions that represent superior alternatives to the Strategic Plan.

     Nabors believes that the Merger Proposal represents a unique and compelling opportunity to enhance value for shareholders of both Nabors and the Company based on the following:

          o The Merger Proposal would provide each shareholder with the benefit of a premium to the Company's current stock price and an ongoing participation in the equity upside in the combined company. Nabors' offer of 0.481 Nabors shares and cash of $6.125 per Pool share represented a significant premium of 77% to the Company's stock price of $7.06 on October 9, 1998, the last day of trading prior to Nabors' offer. Importantly, the Merger Proposal also represented a 40% premium to the unaffected average Company stock price of $8.93 per share for the 60 trading days prior to October 9, 1998.

          o The Company's stock price declined 34% from its closing price of $10.75 on the date of its initial public offering on April 17, 1990, to a closing price of $7.06 on October 9, 1998, the last trading day prior to Nabors' offer. During the same period, Nabors' stock price increased 212% from $4.25 to $13.25. Indeed, the Company's stock price performance since the implementation of the Company's strategic plan through October 9, 1998, has been lackluster compared to the industry. From June 6, 1994-the day Nabors announced its ownership of 6.4% of the then outstanding Company shares-the Company's then stock price of $9.13 actually decreased 23% to $7.06 on October 9, 1998, while the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%.

          o Nabors believes the combined company will offer increased shareholder liquidity and enjoy increased exposure in the investment community compared to the Company on a stand-alone basis.

          o Nabors believes the combined company will have greater ability to weather a down-turn in business activity than the Company on a stand-alone basis as a result of its larger market capitalization and more diversified asset base and geographic scope.

     Not only does the Merger Proposal offer the Company's shareholders a substantial premium for their Shares, but also the opportunity to participate as shareholders of the stronger combined company. The Company Board, owners of less than 0.3% (excluding options) of the Shares, should not be able to "Just Say No" to a proposal that rightfully belongs to the shareholders of the Company, the true owners of the Company.

     The Nabors Resolution will send a clear message to the Company Board that the shareholders support the sale of the Company as opposed to continued adherence to the Strategic Plan and that the Company should enter into merger negotiations with Nabors and any other qualified bidder for the Company offering a higher price per Share. The Nabors Resolution does not mandate the sale of the Company. The Company Board would not be required to take any action if the Nabors Resolution were to be adopted at the Special Meeting. The Nabors Resolution, however, outlines the actions the shareholders expect the Company Board to take to facilitate a negotiated transaction with Nabors. The Nabors Resolution will let the Company Board know that when they are offered an attractive proposal for the sale of the Company, the shareholders expect more of them than the "Just Say No" defense.

     The Nabors Resolution strongly recommends that the Company enter into good faith merger negotiations with Nabors and any other qualified bidder for the Company offering a higher price per share of Company common stock than Nabors. In Nabors view the term "qualified" refers to, among other things, a bidder's ability to finance the purchase of the Company and the ability to consummate the transaction generally. While the Nabors Resolution focuses on the price per share at which the Company would be sold, Nabors recognizes that the Nabors Resolution is subject to some measure of interpretation by the Company Board (and its legal and financial advisors) in determining who is a qualified bidder as well as to what amounts to a "higher price per share." However, as stated in the Nabors Resolution itself, the Nabors Resolution is non-binding, and the Company Board's implementation of the Nabors Resolution is subject to the Company Board's business judgment in fulfilling its fiduciary duties to the Company's shareholders.

     NABORS URGES YOU TO SEND THIS IMPORTANT MESSAGE TO THE COMPANY BOARD BY FILLING OUT THE BLUE PROXY CARD AND RETURNING IT TO NABORS TODAY.

     REQUIRED VOTE.

     The affirmative vote of the holders of a majority of the Shares present in person or by proxy at the Special Meeting and entitled to vote thereat will be required to approve the Nabors Resolution. With respect to abstentions, the Shares will be considered present at the Special Meeting, but since they are not affirmative votes for the Nabors Resolution, they will have the same effect as votes against the Nabors Resolution. With respect to broker non-votes, the Shares will not be considered present at the Special Meeting for purposes of voting on the Nabors Resolution. Consequently, broker non-votes will not be counted with respect to the Nabors Resolution, but they will have the practical effect of reducing the number of affirmative votes required to achieve a majority with respect to the Nabors Resolution by reducing the total number of Shares from which the majority is calculated.

                                PROXY PROCEDURES

     In order for your views on the Nabors Resolution to be represented at the Special Meeting, please mark, sign and date the enclosed BLUE proxy card and return it to Nabors, c/o Innisfree M&A Incorporated, in the enclosed envelope in time to be voted at the Special Meeting. Execution of the BLUE proxy card will not effect your right to attend the Special Meeting and to vote in person. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting to Nabors or to the Secretary of the Company, or by voting in person at the Special Meeting. ONLY YOUR LATEST DATED PROXY FOR THE SPECIAL MEETING WILL COUNT AT THE SPECIAL MEETING.

     Only holders of record as of the close of business on the Special Meeting Record Date will be entitled to vote. If you are a shareholder of record on the Special Meeting Record Date, you will retain your voting rights for the Special Meeting even if you sell such Shares after the Special Meeting Record Date.

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Special Meeting Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card on your behalf.

                             SOLICITATION OF PROXIES

     Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of Nabors, none of whom will receive additional compensation for such solicitation.

     Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Shares for which they are holders of record, and Nabors and will reimburse them for their reasonable out-of-pocket expenses.

     Nabors has retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with this solicitation, for which Innisfree will receive a fee not to exceed $75,000, together with reimbursement for its reasonable out-of-pocket expenses. It is anticipated that approximately 40 persons will be employed by Innisfree to solicit proxies.

     Merrill Lynch & Co. ("Merrill Lynch") has been engaged by Nabors as its financial advisor in connection with the proposed acquisition (the "Proposed Acquisition") of the Company. As compensation for its services, Merrill Lynch will receive fees of (i) $100,000 payable by Nabors upon the making of an offer with respect to the Proposed Acquisition or similar transaction, (ii) $400,000 payable by Nabors upon a public announcement of an offer or proposal to the Company or any of its security holders to effect the Proposed Acquisition or similar transaction and (iii) $3,000,000 less any Additional Amount (as defined below) upon the consummation of the Proposed Acquisition or similar transaction or following an agreement with the Company which subsequently results in a Proposed Acquisition or similar transaction. Nabors has also agreed to pay Merrill Lynch 25% of certain proceeds received by Nabors in the event of termination of any agreement entered into by Nabors and the Company, less any amounts paid pursuant to clause (i), (ii) and (iii) above, subject to a maximum payment of $2,000,000, less any amounts paid pursuant to clause (i), (ii) and
(iii) above (the "Additional Amount"). In addition, Merrill Lynch is entitled to reimbursement for the reasonable fees and disbursements of Merrill Lynch's counsel and all of Merrill Lynch's reasonable out-of-pocket expenses, as well as indemnification from certain liabilities.

     In connection with the engagement of Merrill Lynch as financial advisor, Nabors anticipates that the representatives of Merrill Lynch set forth on
Schedule I may communicate in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of proxies. Merrill Lynch will not receive any additional fee for or in connection with such solicitation activities by its representatives apart from the fees it is otherwise entitled to receive as described above.

     The cost of soliciting proxies for the Special Meeting is being borne by Nabors. Nabors estimates that the total expenditures in connection with the solicitation (including the fees and expenses of their attorneys, public relations advisors and proxy solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees) will be approximately $500,000, of which approximately $60,000 has been spent to date. Nabors does not currently intend to seek reimbursement of the costs of this solicitation from the Company.

                         INFORMATION ABOUT PARTICIPANTS

     Nabors is the largest land drilling contractor in the world, with over 400 actively marketed land rigs. Nabors is principally engaged in oil and gas land drilling operations in North America (in the US lower 48 states, Alaska and Canada), and internationally (in South and Central America, the Middle East and other regions). Nabors also markets approximately 33 offshore drilling, well servicing and workover rigs in the Gulf of Mexico, Alaska's Cook Inlet and several international markets. To supplement its primary businesses, Nabors offers ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging and other support services, in selected domestic and international markets. In addition, Nabors manufactures and leases or sells top drives for a broad range of drilling rig applications and manufactures and leases or sells rig instrumentation equipment to monitor rig performance.

     Nabors is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Information, as of particular dates, concerning Nabors' directors and officers, their remuneration, stock options granted to them, the principal holders of Nabors' securities, any material interests of such persons in transactions with Nabors and other matters is required to be disclosed in proxy statements distributed to Nabors' shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or its site on the World Wide Web: http://www.sec.gov, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Nabors should also be available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Nabors has its principal executive offices at 515 West Greens Road, Suite 1200, Houston, Texas 77067.

     Nabors Alaska has its principal executive offices at 2525 C Street, Suite 200, Anchorage, Alaska 99503.

     Certain information concerning the directors and executive officers of Nabors and Nabors Alaska and certain employees and other representatives of Nabors who may also solicit proxies from shareholders is set forth in Schedule
I. As of the date of this Proxy Statement, Nabors and Nabors Alaska beneficially own 2,209,500 Shares. Except as set forth in this Proxy Statement, no associate of Nabors owns any Shares.

                     CERTAIN TRANSACTIONS BETWEEN NABORS AND
                                   THE COMPANY

     Except as set forth in this Proxy Statement (including the Schedules hereto), none of Nabors, Nabors Alaska or any of the other participants in this solicitation, or any of their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon as set forth in this Proxy Statement. Except as disclosed in this Proxy Statement (including the Schedules hereto), to the best knowledge of Nabors and Nabors Alaska and their directors and officers, none of the associates of any of the foregoing persons beneficially owns, directly or indirectly, any Shares.

     The purpose of the Merger Proposal is to facilitate a negotiated transaction in which Nabors would acquire control of, and the entire equity interest in, the Company. Nabors will continue to evaluate alternatives available to it which will result, in its judgment, in maximizing shareholder value. The alternatives which Nabors will evaluate include, but are not limited to, the following: (i) holding Shares for investment purposes; (ii) seeking cooperation between the Company and Nabors to capitalize on each company's capabilities; (iii) making further contact with the Company, the Company's representatives and other persons interested in the Company, for the purpose of discussing the above or an amended proposal for a merger or other business combination; (iv) seeking appropriate representation on the Company Board and/or changes in the Company Board or the Company's management that Nabors considers appropriate; (v) pursuing any other arrangement or transaction Nabors determines will result in maximizing shareholder value; (vi) seeking to obtain control of the Company; (vii) acquiring additional Shares, at prices and times Nabors considers appropriate, through other open market purchases, privately negotiated transactions, by tender or exchange offer or otherwise, in connection with one or more of the preceding alternatives set forth in (i)-(vi); and (viii) disposing of some or all of the Shares held by Nabors in the open market or in privately negotiated transactions.

     Except as indicated in this Proxy Statement or as disclosed in Nabors' filings with the Commission, neither Nabors nor Nabors Alaska has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the

Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or management.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

     Schedule II sets forth certain information, as made available in public documents, regarding Shares held by the Company Board and the Company's management and certain other beneficial owners of Shares. The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information. Nabors has not to date had access to the books and records of the Company.

     Shareholders will have no appraisal or similar rights of dissenters with respect to the proposal to adopt the Nabors Resolution.

     According to the Company's most recent proxy statement, filed with the Commission on March 30, 1998, the deadline for submitting shareholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting, scheduled to be held on May 6, 1999, was December 1, 1998.


December 10, 1998

NABORS INDUSTRIES, INC.

                                     ANNEX A

                              THE NABORS RESOLUTION

     The following is the resolution proposed to be adopted at the Special
Meeting:

          RESOLVED, that the shareholders of Pool Energy Services Co. (the "Company") strongly recommend that the Board of Directors of the Company arrange for the sale of the Corporation and take all necessary actions to effect such sale, including, without limitation, (i) entering into good faith merger negotiations with Nabors Industries, Inc. ("Nabors") and any other qualified bidder for the Company offering a higher price per share than Nabors, (ii) redeeming the common stock purchase rights of the Company granted pursuant to the Rights Agreement, dated as of June 7, 1994, between the Company and the First National Bank of Boston and (iii) taking all actions to approve the sale of the Company under the Texas Business Corporation Act (the "TBCA"), including, without limitation, Article 13.03 of the TBCA; it being understood that this resolution is admonitory only and that the Board of Directors of the Company must exercise its business judgment in fulfillment of its fiduciary duties to the shareholders of the Company.

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF NABORS AND NABORS ALASKA
                            AND CERTAIN EMPLOYEES AND
                              OTHER REPRESENTATIVES
                                    OF NABORS

     Set forth in the tables below are the present principal occupation or employment and the name, principal business and address of any corporation or organization in which such employment is carried on for (l) each of the directors and officers of Nabors and Nabors Alaska and (2) certain employees and other representatives of Nabors who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, each person identified below is employed by Nabors in the capacity specified. The principal business address of Nabors, and unless otherwise indicated below, the principal business address for each individual listed below is 515 West Greens Road, Suite 1200, Houston, Texas 77067. The principal business address of Nabors Alaska is 2525 C Street, Suite 200, Anchorage, Alaska 99503.

               DIRECTORS AND OFFICERS OF NABORS AND NABORS ALASKA


NAME AND BUSINESS ADDRESS               PRINCIPAL OCCUPATION OR EMPLOYMENT
-------------------------               ----------------------------------

Eugene M. Isenberg                      Chairman of the Board and Chief
                                        Executive Officer

Anthony G. Petrello                     President and Chief Operating Officer

Richard A. Stratton                     Vice Chairman of the Board of
                                        Directors, Vice President of Nabors
                                        Alaska

Gary T. Hurford                         President of Hunt Oil Company
Hunt Oil Company
Fountain Place
1445 Ross at Field
Dallas, TX  75202-2785

Hans W. Schmidt                         Retired President of Deutag Drilling, a
                                        subsidiary of C. Deilman A.G.
                                        Investment Business Consultant

NAME AND BUSINESS ADDRESS               PRINCIPAL OCCUPATION OR EMPLOYMENT
-------------------------               ----------------------------------

Myron M. Sheinfeld                      Senior Partner of the law firm of
Sheinfeld, Maley & Kay                  Sheinfeld, Maley & Kay
3700 First City Tower
Houston, TX  77002

Jack Wexler                             International Business Consultant
205 Oceanway
Vero Beach, FL 32963

Martin J. Witman                        Chairman, President and Chief
767 Third Avenue                        Executive Officer of Third Avenue
New York, NY  10017-2023                Value Fund, Inc. (an open-end Investment
                                        company)

Bruce P. Koch                           Vice President - Finance

Daniel McLachlin                        Vice President - Administration and
                                        Corporate Secretary, Assistant Secretary of Nabors Alaska

Mark Lindsey                            Director, Vice President - Finance and
2525 C Street, Suite 200                Secretary/Treasurer of Nabors Alaska
Anchorage, Alaska 99503

James H. Denney                         Director and President of Nabors Alaska
2525 C Street, Suite 200
Anchorage, Alaska 99503

Jay L. Weidenbach                       Director of Nabors Alaska
2525 C Street, Suite 200
Anchorage, Alaska 99503

                     CERTAIN OTHER REPRESENTATIVES OF NABORS
                          WHO MAY ALSO SOLICIT PROXIES

     In connection with the engagement of Merrill Lynch as financial advisor, Nabors anticipates that the representatives of Merrill Lynch set forth below may communicate in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of proxies. The principal business address for each such representative is 1221 McKinney, Suite 2700, Houston, Texas 77010, and each such representative is employed by Merrill Lynch in the capacity specified.

     NAME                               PRINCIPAL OCCUPATION OR EMPLOYMENT
     ----                               ----------------------------------

     Samuel R. Dodson                   Managing Director

     Christopher D. Mize                Director

     Robert Pacha                       Associate

     Michael Aaronson                   Analyst


     Merrill Lynch engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Merrill Lynch may trade securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch has informed Nabors that as of December 3, 1998, Merrill Lynch held a net long position of 192,283 Shares. Merrill Lynch does not admit that it or any of its directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A promulgated under the Exchange Act by the Commission, in the solicitation to which this Proxy Statement relates or that such Schedule 14A requires the disclosure in this Proxy Statement of certain information concerning Merrill Lynch.

                                   SCHEDULE II

                      SHARE OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND OF THE COMPANY MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Shares as known to Nabors. Except as otherwise noted, the information set forth below concerning the beneficial ownership of Shares by (a) each director of the Company, (b) each executive and other corporate officer of the Company and (c) each person known to the Company to be the beneficial owner of more than 5% of the Shares, has been taken from the Company's preliminary proxy statement, filed with the Commission on November 30, 1998. As set forth in such proxy statement, such information is current as of October 31, 1998. Shareholders should review more recent publicly available filings, if any, concerning the Company for more recent information. Such information is available in the manner set forth under "INFORMATION ABOUT PARTICIPANTS" above.

                                                                BENEFICIAL OWNERSHIP

                                                                                     PERCENT
          NAME OF BENEFICIAL OWNER                          SHARES                   OF TOTAL


     Nabors.............................................      2,209,500(d)           10.50%
     Alton Anthony Gonsoulin, Jr........................      2,000,000(e)            9.5%
     J. T. Jongebloed (a) (b)...........................    181,110.203(f)             *
     William H. Mobley (a)..............................         20,200(g)             *
     Joseph R. Musolino (a).............................         14,200(h)             *
     James L. Payne (a) ................................         13,000(i)             *
     Dennis R. Hendrix (a) .............................         10,000                *
     John F. Lauletta (a) ..............................          - 0 -                *
     William J. Myers (b) ..............................     50,008.210(j)             *
     Ronald G. Hale (b) ................................     22,333.337(k)             *
     Ernest J. Spillard (b) ............................     99,394.681(l)             *
     Louis E. Dupre (b)................................      12,251.087(m)             *
     Geoffrey Arms (b)..................................     53,714.295(n)             *
     David C. Oatman (c) ...............................          2,662(o)             *
     Richard A. Johannsen (c) ..........................         11,874(p)             *

     Beth G. Gordon (c).................................            812(q)             *
     All directors and executive officers as a group
     (14 persons)(a)(b)(c).............................     491,359.813(r)            2.3%
     --------------------
     * Less than 1%

          (a) Director with sole voting and dispositive power over all Shares owned or acquirable upon exercise of options as described in other footnotes to this table.

          (b) Executive officer with sole voting and dispositive power over all Shares owned or acquirable upon exercise of options as described in other footnotes to this table.

          (c) Other corporate officer with sole voting and dispositive power over all Shares owned or acquirable upon exercise of options as described in other footnotes to this table.

          (d) Based upon an amended Schedule 13D filed on November 20, 1998; power to dispose and vote shared with a wholly owned subsidiary.

          (e) Based upon an amended Schedule 13D filed on September 18, 1998; 461,539 of such Shares are owned by a wholly owned corporate affiliate; 769,231 of such Shares are held in escrow to fund indemnity obligations to the Company through March 31, 2000; the escrowed Shares must be voted as directed by the Company Board through March 31, 2000.

          (f) Includes 166,723 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (g) Includes 16,000 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (h) Includes 10,000 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (i) Includes 8,000 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (j) Includes 22,437 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (k) Includes 12,505 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (l) Includes 90,457 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (m) Includes 9,668 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (n) Includes 45,804 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (o) Includes 2,562 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (p) Includes 3,937 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (q) Includes 812 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

          (r) Includes 388,905 Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

                                    IMPORTANT

     Your vote is important, no matter how many or how few Shares you may own. We urge you to vote FOR the adoption of the Nabors Resolution by:

          1.   SIGNING the enclosed BLUE proxy card,

          2.   DATING the enclosed BLUE proxy card, and

          3. MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE BLUE PROXY CARDS REPRESENTING YOUR SHARES. NABORS URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO NABORS IN CARE OF INNISFREE M&A INCORPORATED AT THE ADDRESS PROVIDED BELOW SO THAT NABORS WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

     If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below.

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                          CALL TOLL FREE (888) 750-5834
                                       OR
                 BANKS AND BROKERS CALL (212) 750-5833 (COLLECT)

                           [FORM OF PROXY CARD--BLUE]

                            POOL ENERGY SERVICES CO.
                         SPECIAL MEETING OF SHAREHOLDERS

                           THIS PROXY IS SOLICITED BY
                             NABORS INDUSTRIES, INC.


          The undersigned shareholder of Pool Energy Services Co. (the "Company") hereby appoints Eugene M. Isenberg and Anthony G. Petrello, each with full power of substitution, as proxies of the undersigned, to represent and to vote, as designated below, all shares of common stock, no par value per share, of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders called for the purpose set forth below, and with discretionary authority with respect to such other matters as may properly come before said meeting, or at any adjournment(s), postponement(s) or rescheduling(s) thereof (the "Special Meeting"). The undersigned hereby revokes any previous proxy with respect to the matter covered by this Proxy.

          NABORS INDUSTRIES, INC. STRONGLY RECOMMENDS A VOTE FOR THE PROPOSAL.

1.   Proposal: Approve a non-binding, precatory resolution recommending that the
               Company's Board of Directors arrange for the sale of the Company and take all necessary actions to effect such sale.

               / /  For            / /  Against             / /  Abstain

2. In their discretion, the aforementioned attorneys and proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.

          PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A COMPANY, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.


                                        DATED:  _____________________, 199_


                                        ___________________________________
                                                  (Signature)

                                        Title:  ___________________________


                                        ___________________________________
                                            (Signature if held jointly)

                                        Title:  ___________________________


             PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID
                               ENVELOPE ENCLOSED.

                                IMPORTANT NOTICE
                                      FROM
                             NABORS INDUSTRIES, INC.
                                       TO
                 FELLOW SHAREHOLDERS OF POOL ENERGY SERVICES CO.


                         RE: SPECIAL MEETING RECORD DATE


Please be advised that, on December 9, 1998, Pool Energy Services Co. ("Pool") stated in a filing with the Securities and Exchange Commission that its Board of Directors purported to set a Record Date of December 9, 1998 in connection with the Special Meeting of Shareholders which has been called by Nabors Industries, Inc. ("Nabors") to be held on January 12, 1999. The accompanying proxy materials, which were printed immediately prior to Pool's December 9th filing, indicate that Nabors set the Special Meeting Record Date as December 10, 1998, the first date that the accompanying proxy materials are being mailed to Pool shareholders.

While Nabors does not necessarily concur with Pool's Special Meeting Record Date determination, Nabors has concluded that, in the interest of enfranchising Pool shareholders and avoiding controversy concerning the Special Meeting Record Date, and without waiving any rights available to it, NABORS WILL RECOGNIZE DECEMBER 9, 1998 AS THE SPECIAL MEETING RECORD DATE FOR THE PURPOSES OF DETERMINING THE HOLDERS OF SHARES ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING AND AT ANY ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF. ACCORDINGLY, ALL REFERENCES TO THE SPECIAL MEETING RECORD DATE IN THE ACCOMPANYING PROXY MATERIALS REFER TO DECEMBER 9, 1998, RATHER THAN DECEMBER 10, 1998.